Putnam Voyager Fund, July 31, 2014, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1   (000's omitted)

Class A   30,753
Class B   495
Class C   467
Class M   152

72DD2   (000's omitted)

Class R   117
Class R5  -
Class R6  433
Class Y   3,478

73A1

Class A   0.271
Class B   0.112
Class C   0.084
Class M   0.156

73A2

Class R   0.190
Class R5  0.369
Class R6  0.400
Class Y   0.334

74U1	(000s omitted)

Class A	  107,841
Class B	  3,872
Class C	  5,459
Class M	  948

74U2	(000s omitted)

Class R	  569
Class R5  -
Class R6  1,083
Class Y	  10,261

74V1

Class A	  32.36
Class B	  27.05
Class C	  29.79
Class M	  29.63

74V2

Class R	  31.72
Class R5  33.96
Class R6  33.99
Class Y	  33.87


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.